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                 [Letterhead of Gibson, Dunn & Crutcher LLP]

                                                                     EXHIBIT 8.1

                               February 1, 2001



(213) 229-7000                                                     C 66093-00114


Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California  90067

     Re:  Acquisition of Litton Industries, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Northrop Grumman Corporation, a Delaware corporation ("Parent"), in connection with the preparation and execution of the Amended and Restated Agreement and Plan of Merger dated as of January 23, 2001 (together with all exhibits, annexes and attachments thereto, the "Merger Agreement"), by and among Litton Industries, Inc., a Delaware corporation (the "Company"), Parent, NNG, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Holdco") and LII Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of Holdco ("Acquisition I"), which agreement amends, restates and supersedes that certain Agreement and Plan of Merger, dated as of December 21, 2000, among the Company, Parent and Acquisition I (the "Original Agreement"). Pursuant to the terms of the Original
Agreement, Acquisition I commenced a tender offer (the "Original Offer") to purchase for cash (a) all of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Litton Common Shares") and (b) all of the outstanding shares of Series B $2 Cumulative Preferred Stock, par value $5.00 per share, of the Company (the "Litton Preferred Shares"), as described in the Offer to Purchase for Cash dated January 5, 2001.

     Pursuant to the Merger Agreement, Parent will cause Acquisition to amend the Original Offer to become an exchange offer by Holdco (the Original Offer as so amended, the "Offer"), filed on a Registration Statement (Form S-4) with the Securities and Exchange Commission (the "Registration Statement"), in which each Litton Common Share accepted by Holdco in accordance with the terms of the Offer will be exchanged for the right to receive from Holdco, at the election of the holder of such Share: (X) an amount of cash or (Y) Holdco Common Stock or (Z) Holdco Preferred Stock, or a combination of such alternatives, subject to proration in the case of alternatives (Y) and (Z). The Offer will contain the same cash offer for the Litton
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Northrop Grumman Corporation
February 1, 2001
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Preferred Shares as was set forth in the Original Offer.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

     The parties to the Merger Agreement have agreed that Acquisition I will be merged with and into the Company with the Company as the surviving corporation, as described in Article 2 of the Merger Agreement (the "Litton Merger"), and Parent has agreed that immediately prior to the Expiration Date of the Offer pursuant to the Agreement and Plan of Merger attached as Exhibit A to the Merger Agreement (the "Northrop Merger Agreement") , NGC Acquisition Corp., a
Delaware corporation and wholly owned subsidiary of Holdco ("Acquisition II"), will be merged with and into Parent with Parent as the surviving corporation (the "Northrop Merger" and together with the Litton Merger, the "Mergers").
In the Litton Merger, holders of Litton Common Shares outstanding immediately prior to the Effective Time (other than Litton Common Shares owned by Parent or any subsidiary or affiliate of Parent or held in the treasury of the Company or owned by any subsidiary of the Company, which will be canceled pursuant to the terms of the Merger Agreement) will receive cash in exchange for their Litton Common Shares. Each Litton Preferred Share that remains outstanding at the Effective Time will remain outstanding as a preferred share of the surviving corporation of the Litton Merger. Pursuant to the Northrop Merger Agreement, each share of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") outstanding at the Effective Time will be converted into one share of Holdco Common Stock.

     In rendering this opinion, we have reviewed the Merger Agreement (including the Northrop Merger Agreement), the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement, the certificate, dated as of the date hereof (the "Certificate"), received from Parent and other information provided by Parent. We have assumed that any representations made in the Certificate or in the Merger Agreement "to the knowledge of" or similarly qualified will be true, correct and complete on the closing date of the Offer and the Effective Time of the Litton Merger without such qualifications. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth herein, it is our opinion that for federal income tax purposes:

     (i) the Northrop Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
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Northrop Grumman Corporation
February 1, 2001
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     (ii)  with respect to the Northrop Merger, each of Parent, Holdco and
           Acquisition II will be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

     (iii) stockholders of Parent will not recognize any gain or loss on the exchange of Parent Common Stock for Holdco Common Stock in the Northrop Merger;

     (iv) the exchange of Litton Common Shares for Holdco Common Stock, Holdco Preferred Stock and cash pursuant to the Offer, together with the Northrop Merger and Litton Merger, will qualify as a transfer of property by the Litton shareholders to Holdco described in Section 351(a) or Section 351(b) of the Code;

     (v) no gain or loss will be recognized by Parent, Holdco, the Company, Acquisition I or Acquisition II as a result of the Offer or the Mergers; and

     (vi) holders of Litton Common Shares who exchange such shares solely for Holdco Common Stock or Holdco Preferred Stock will not recognize gain or loss;

     It is also our opinion that the discussion under the heading "Material Federal Income Tax Consequences" in the Registration Statement accurately sets forth the material federal income tax consequences of the Offer and the Litton Merger to the Litton stockholders.

     This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Offer or Mergers or any other transaction undertaken in connection therewith. You should be aware that legal opinions are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that a contrary position would not be asserted by the Internal Revenue Service or sustained by the courts.

     This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Furthermore, in the event any one of the statements, representations, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading "Material Federal Income Tax Consequences" in the Offer forming part of the
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Northrop Grumman Corporation
February 1, 2001
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Registration Statement.  This opinion may not be used for any other purposes and may not otherwise be disclosed to or relied upon by any other person without our prior written consent. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in applicable law after the date hereof.


                                       Very truly yours,

                                       /s/ Gibson, Dunn & Crutcher LLP

                                       GIBSON, DUNN & CRUTCHER LLP